 Exhibit 99.1

Nov. 5, 2014	Edward Vallejo
Vice President, Investor Relations
856-566-4005
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-309-4546
maureen.duffy@amwater.com

AMERICAN WATER REPORTS SOLID THIRD QUARTER 2014 RESULTS; ACHIEVES GROWTH

•	Operating revenues: increased 2.9 percent for the quarter to $846.2 million.

•

Income from continuing operations: rose 4.5 percent for the quarter to $156.6 million, or $0.87 per diluted common share, despite the estimated adverse impact of cooler and milder weather during the quarter of approximately $0.04-$0.06 per diluted share. Excluding the midpoint of this impact, income from continuing operations for the quarter was $0.92 per diluted share (a non-GAAP financial measure).

•

Growth: completed four acquisitions, adding approximately 2,200 customers to regulated footprint; following referendum victories this week, announced pending acquisitions in New Jersey, Missouri and Indiana with 19,000 customers, along with 6,000 new customers in other pending acquisitions; and was awarded its 11th military base contract.

•

Guidance: narrowed annual adjusted earnings guidance from continuing operations (a non-GAAP financial measure) to be in the range of $2.38 to $2.44 per share, not adjusted for the adverse weather impact of approximately $0.04-$0.06 per share. Adjusted guidance does exclude the impact of the Freedom Industries chemical spill in West Virginia of approximately $0.04 per share.

VOORHEES, N.J., Nov. 5, 2014 – American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today reported solid results for the third quarter of 2014.

“Despite significantly cooler temperatures across many of our service areas, we were still able to deliver solid results in the third quarter, with increases in revenues, income and EPS,” said Susan Story, president and CEO of American Water. “Additionally, we achieved continued growth in both our regulated and market-based operations, completing several acquisitions and announcing our 11th military base contract. We also had some exciting news this week, as the residents of Haddonfield, N.J., Arnold, Mo., and Russiaville, Ind., voted strongly in favor of the sale of their communities’ water and/or wastewater assets to American Water. We are honored they put their vote of confidence in our company to bring to them clean, safe, reliable and affordable water and water services, and we look forward to welcoming our newest 19,000 customers in the near future. Year to date, we have added approximately 3,700 customers on closed acquisitions and at this time, have 25,000 additional customers in pending acquisitions.”

Continuing Operations

For the three months ended Sept. 30, 2014, the company reported income from continuing operations of $156.6 million, or $0.87 per diluted common share, compared to income of $149.9 million, or $0.84 per diluted common share, in the same quarter last year. For the nine months ended Sept. 30, 2014, income from continuing operations was $335.9 million, or $1.87 per diluted common share, compared to $309.7 million, or $1.73 per diluted common share, for the same period last year.

The increase in income from continuing operations for the quarter was due to higher revenues and lower operating expenses in the Regulated Business. This increase was partially offset by cooler weather during the quarter. The increase in income from continuing operations for the nine months ended Sept. 30, 2014, was due to higher revenue, and lower interest and labor-related expense in the Regulated Business. The increase was offset by higher depreciation and costs resulting from the Freedom Industries chemical spill in West Virginia, as well as the third quarter 2014 weather impacts.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

The company’s capital investments during the first nine months of 2014 totaled approximately $701.6 million. The company anticipates investing approximately $1.0 billion in 2014, with the majority allocated to upgrading its water and wastewater systems to ensure reliable service to customers.

Regulated Operations

For the three months ended Sept. 30, 2014, American Water’s Regulated Businesses’ revenues increased by $10.6 million, or 1.4 percent, as compared to the same quarter in 2013. Operating revenues increased by $75.2 million, or 3.8 percent, for the nine months ended Sept. 30, 2014, as compared to the same period in 2013. The increase in revenues was primarily due to rate authorizations and infrastructure and other surcharges, as well as incremental revenues resulting from acquisitions, most of which occurred in 2013. The increases were partially offset by reduced consumption levels due to cooler temperatures in the third quarter of 2014.

The Regulated Businesses’ operation and maintenance (O&M) expense decreased $14.3 million, or 4.9 percent, for the three months ended Sept. 30, 2014, and increased $6.4 million, or 0.8 percent, for the nine months ended Sept. 30, 2014, compared to the same periods in 2013. The decreases were mainly due to lower production and labor-related costs during the quarter, as compared to the same period in 2013. The increased costs over the nine-month period were mainly due to increased production costs, higher uncollectible expense and the impact of the Freedom Industries chemical spill in West Virginia, partially offset by lower labor-related costs.

The regulated entities showed continued improvement in the O&M efficiency ratio (a non-GAAP measure). The company’s focus on operational efficiencies assist in making these investments more affordable for customers. For the 12 months ended Sept. 30, 2014, the adjusted O&M efficiency ratio was 36.8 percent, compared to 40.1 percent for the previous 12-month period.

The company continued to make needed upgrades to its water and wastewater infrastructure to ensure reliability of service for customers. Rate adjustments and infrastructure surcharge authorizations allow recovery of that investment. On July 1, 2014, additional annualized revenue of $7.4 million in infrastructure charges became effective in New Jersey. Also in July, a settlement was reached with the Office of Ratepayer Advocates (ORA) regarding the company’s general rate case in California, which, if approved, would provide $13.6 million in additional annualized revenues for the first year of a three-year rate case cycle. The agreement is pending regulatory approval and is subject to change. Subsequent to the quarter, the company filed for $8.5 million and $2.6 million in additional revenues from infrastructure surcharges in Missouri and Tennessee, respectively.

As of Oct. 31, 2014, the company was awaiting final orders for general rate cases in Indiana and California, requesting approximately $44.5 million in total additional revenues, as adjusted for the ORA settlement agreement. The extent to which requested rate increases will be granted by the applicable regulatory agencies will vary. All annualized revenue amounts are based on current usage.

The company continued to execute its regulated growth strategy during the quarter. American Water completed four acquisitions, adding approximately 2,200 customers to its regulated footprint. On Nov. 4, voters in three communities – Haddonfield, N.J., Arnold, Mo., and Russiaville, Ind. – approved referendums for the sale of their water and/or wastewater assets to American Water. Following regulatory approval and financial close, these three acquisitions will add approximately 19,000 customers to the company’s regulated footprint. These, along with several additional pending acquisitions that are awaiting regulatory approval and/or financial close, will total approximately 25,000 customers.

Market-Based Operations

The company’s Market-Based Operations’ revenues increased by $13.4 million, or 16.1 percent, and $32.1 million, or 14.5 percent, for the three and nine months through Sept. 30, 2014, respectively. The increase was mainly due to additional revenues resulting from growth in the homeowner services business and incremental capital projects in the company’s military services group. This increase was partially offset by decreases in revenue from discontinued municipal and industrial contracts, as well as additional price redeterminations for some military contracts that occurred in 2013.

The Market-Based Businesses’ O&M expense increased $17.7 million, or 29.7 percent, and $31.8 million, or 18.4 percent, for the three and nine months ended Sept. 30, 2014, respectively. Higher costs were primarily due to an increase in operating supplies and services attributable to construction project activities for military contracts. Also included in the three and nine months ended Sept. 30, 2013 was the release of $3.8 million in loss contract reserves.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

American Water’s Market-Based Businesses’ footprint also continued to grow. In August, the company announced that its military services group was awarded a contract for ownership, operation and maintenance of the water and the wastewater systems at Picatinny Arsenal, N.J. The award is estimated at a gross amount of approximately $297 million over a 50-year period.

“American Water is honored and privileged to provide our servicemen and -women and their families with safe, clean, reliable water and wastewater services on 11 military installations across the country for the next five decades and beyond,” said Story. “Our performance in serving our military has received several national recognitions, including two Partnership for Safe Water Directors Award distinctions for distribution system optimization at Fort Leavenworth and Scott Air Force Base, and, most recently, a prestigious Federal Energy and Water Management Award for a water-energy grid balance project we participated in at Fort Meade.”

The company’s homeowner services business, American Water Resources, recently expanded its service offerings into New Hampshire. In addition, American Water Resources recently received notification from the Orlando Utilities Commission of its intent to award the company an exclusive home warranty protection agreement for its 260,000 customers, pending contract negotiations.

Discontinued Operations

On Oct. 31, 2014, the company entered into an agreement to sell Terratec Environmental Ltd., a Canadian-based provider of residuals management services that is part of the Market-Based Operations segment. This transaction is a result of the company’s decision to exit the Class B biosolids business so it can focus on the Class A biosolids business. The loss on sale and results of operations of the company have been classified as discontinued operations and represent a loss from discontinued operations of $0.02 and $0.03 per diluted share for the three- and nine-month periods ended Sept. 30, 2014, respectively.

Quarterly Dividend

On Sept. 19, 2014, American Water’s Board of Directors declared a quarterly cash dividend payment of $0.31 per share, payable on Dec. 1, 2014, to all shareholders of record as of Nov. 10, 2014.

On July 30, 2014, American Water’s Board of Directors declared a quarterly cash dividend payment of $0.31 per share, which was paid on Sept. 2, 2014, to all shareholders of record as of Aug. 11, 2014.

2014 Earnings Guidance

American Water has narrowed annual adjusted earnings guidance from continuing operations (a non-GAAP financial measure) to be in the range of $2.38 to $2.44 per share, not adjusted for the adverse weather impact of approximately $0.04-$0.06 per share. Adjusted guidance does exclude the impact of the Freedom Industries chemical spill in West Virginia of approximately $0.04 per share. The company’s earnings forecasts are subject to numerous risks and uncertainties, including, without limitation, those described under “Forward-Looking Statements” below and under “Risk Factors” in its annual and quarterly reports filed with the SEC.

Non-GAAP Financial Measures

This press release includes a presentation adjusted income from continuing operations and adjusted earnings per share (EPS) from continuing operations. These items are derived from American Water’s consolidated financial information but are not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). Adjusted income from continuing operations and adjusted EPS from continuing operations are defined, respectively, as GAAP income from continuing operations and GAAP diluted earnings per common share from continuing operations excluding the one-time impact of the Freedom Industries chemical spill in West Virginia and the estimated impact of weather in the third quarter of 2014. These items constitute “non-GAAP financial measures” under Securities and Exchange Commission (SEC) rules. These non-GAAP financial measures supplement the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that this adjustment provides the company and its investors with an indication of American Water’s baseline performance excluding items that are not considered to be reflective of ongoing results. Management does not intend results excluding the adjustment to represent results as defined by GAAP, and the reader should not consider it as an alternative measurement calculated in accordance with GAAP, or as an indicator of the company’s performance. Accordingly, the measurements have limitations depending on their use.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

This press release also includes a presentation of adjusted O&M efficiency ratio, which excludes from its calculation estimated purchased water revenues and purchased water expenses, the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill as well as the estimated impact of weather in the third quarter of 2014. This item is derived from American Water’s consolidated financial information but is not presented in its financial statements prepared in accordance with U.S. generally accepted accounting principles (GAAP). The item constitutes a “non-GAAP financial measure” under Securities and Exchange Commission (SEC) rules. This non-GAAP financial measure supplements the company’s GAAP disclosures and should not be considered an alternative to the GAAP measure.

Management believes that the presentation of this measure is useful to investors because it provides a means of evaluating the company’s operating performance without giving effect to estimated purchased water revenues and purchased water expenses as well as the allocable portion of non-O&M support services costs, mainly depreciation and general taxes, and the impact of the Freedom Industries chemical spill and weather during the quarter, which involve items that are not reflective of management’s ability to increase efficiency of the company’s regulated operations. In preparing operating plans, budgets and forecasts, and in assessing historical performance, management relies, in part, on trends in the company’s historical results, exclusive of estimated revenues and expenses related to purchased water and the allocable portion of non-O&M support services costs.

Set forth below are tables that reconcile the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Third Quarter 2014 Earnings Conference Call

The third quarter 2014 earnings conference call will take place on Thursday, Nov. 6, 2014, at 9 a.m. Eastern Time. Interested parties may listen over the Internet by logging on to the Investor Relations page of the company’s website at www.amwater.com.

Following the earnings conference call, an audio archive of the call will be available through Nov. 14, 2014, by dialing 1-412-317-0088 for U.S. and international callers.  The access code for replay is 10053559. The online archive of the webcast will be available through Dec. 6, 2014, by accessing the Investor Relations page of the company’s website located at www.amwater.com.

About American Water

Founded in 1886, American Water (NYSE: AWK) is the largest publicly traded U.S. water and wastewater utility company. With headquarters in Voorhees, N.J., the company employs approximately 6,600 dedicated professionals who provide drinking water, wastewater and other related services to an estimated 14 million people in more than 40 states and parts of Canada. More information can be found at www.amwater.com.

Cautionary Statement Concerning Forward-Looking Statements

Certain statements in this press release including, without limitation, 2014 earnings guidance and estimated revenues from rate cases and other government agency authorizations, are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are predictions based on American Water’s current expectations and assumptions regarding future events. Actual results could differ materially because of factors such as the decisions of governmental and regulatory bodies, including decisions to raise or lower rates; the timeliness of regulatory commissions’ actions concerning rates; changes in laws, governmental regulations and policies, including environmental, health and water quality, and public utility regulations and policies; the outcome of litigation and government action related to the Freedom Industries chemical spill in West Virginia; weather conditions, patterns or events, including drought or abnormally high rainfall, strong winds and coastal, intercoastal flooding and cooler than normal temperatures; changes in customer demand for, and patterns of use of, water, such as may result from conservation efforts; its ability to appropriately maintain current infrastructure and manage the expansion of its business; its ability to obtain permits and other approvals for projects; changes in its capital requirements; its ability to control operating expenses and to achieve efficiencies in its operations; its ability to obtain adequate and cost-effective supplies of chemicals, electricity, fuel, water and other raw materials that are needed for its operations; its ability to successfully acquire and integrate water and wastewater systems that are complementary to its operations; its ability to successfully expand its business, including, concession arrangements and agreements for the provision of water services to facilitate hydraulic fracking in shale regions; cost overruns relating to improvements or the expansion of its operations; changes in general economic, business and financial market conditions; access to sufficient capital on satisfactory terms; fluctuations in interest rates; the effect of restrictive covenants or changes to credit ratings on the company’s current or future debt that could increase its financing costs or affect its ability to borrow, make payments on debt or pay dividends; fluctuations in the value of benefit plan assets and liabilities that could increase financing costs and funding requirements; migration of customers into or out of its service territories; difficulty in obtaining insurance at acceptable rates and on acceptable terms and conditions; its ability to retain and attract qualified employees; labor actions including work stoppages and strikes; the incurrence of impairment charges; and civil disturbance, terrorist threats or acts, or public apprehension about future disturbances or terrorist threats or acts.

For further information regarding risks and uncertainties associated with American Water’s business, please refer to American Water’s annual and quarterly SEC filings.  The company undertakes no duty to update any forward-looking statement.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Consolidated Statements of Income (Unaudited)

In thousands except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Operating revenues	$846,169	$822,190	$2,279,950	$2,172,694
Operating expenses
Operation and maintenance	341,348	337,674	1,004,377	962,853
Depreciation and amortization	106,789	102,495	318,398	303,002
General taxes	60,807	58,087	178,276	175,789
(Gain) loss on asset dispositions and purchases	(60)	768	(616)	529
Total operating expenses, net	508,884	499,024	1,500,435	1,442,173
Operating income	337,285	323,166	779,515	730,521
Other income (expenses)
Interest, net	(75,445)	(77,389)	(222,673)	(233,260)
Allowance for other funds used during construction	2,805	2,800	7,064	9,895
Allowance for borrowed funds used during construction	1,570	1,679	4,324	5,102
Amortization of debt expense	(1,669)	(1,524)	(4,971)	(4,729)
Other, net	(733)	(449)	(2,591)	(1,481)
Total other income (expenses)	(73,472)	(74,883)	(218,847)	(224,473)
Income before income taxes	263,813	248,283	560,668	506,048
Provision for income taxes	107,205	98,374	224,773	196,325
Income from continuing operations	156,608	149,909	335,895	309,723
Loss from discontinued operations, net of tax	(4,423)	756	(6,288)	(152)
Net income	$152,185	$150,665	$329,607	$309,571

Basic earnings per share
Income from continuing operations	$0.87	$0.84	$1.88	$1.74
Loss from discontinued operations, net of tax	$(0.02)	$0.00	$(0.04)	$(0.00)
Basic earnings per share	$0.85	$0.85	$1.84	$1.74
Diluted earnings per share
Income from continuing operations	$0.87	$0.84	$1.87	$1.73
Loss from discontinued operations, net of tax	$(0.02)	$0.00	$(0.03)	$(0.00)
Diluted earnings per share (a)	$0.85	$0.84	$1.83	$1.73

Average common shares outstanding during the period
Basic	178,992	177,965	178,800	177,671
Diluted	179,948	179,154	179,723	178,906
Dividends declared per common share	$0.62	$0.56	$0.93	$0.84

(a)

Earnings per share amounts are computed independently for income from continuing operations, income (loss) from discontinued operations and net income. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amount for net income.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

American Water Works Company, Inc. and Subsidiary Companies

Condensed Consolidated Balance Sheet Information (Unaudited)

In thousands

	September 30,	December 31,
	2014	2013

Cash and cash equivalents	$74,128	$26,964
Other current assets	676,577	537,969
Total property, plant and equipment	12,799,358	12,388,354
Total regulatory and other long-term assets	2,159,328	2,127,981
Assets of discontinued operations	6,256	7,761
Total Assets	$15,715,647	$15,089,029

Short-term debt	$313,979	$630,307
Current portion of long-term debt	55,581	14,174
Other current liabilities	687,708	587,228
Long-term debt	5,556,606	5,230,058
Total regulatory and other long-term liabilities	3,113,233	2,852,930
Contributions in aid of construction	1,067,221	1,042,704
Liabilities of discontinued operations	1,667	3,824
Total stockholders' equity	4,919,652	4,727,804
Total Capitalization and Liabilities	$15,715,647	$15,089,029

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

 Adjusted Regulated Operations and Maintenance Efficiency Ratio (A Non-GAAP, unaudited measure)

In thousands

	Last Twelve Months Ended September 30,
	2014	2013

Total Operation and Maintenance Expenses	$1,330,605	$1,315,039
Less:
Operation and maintenance expenses- Market-Based Operations	272,386	236,139
Operation and maintenance expenses- Other	(53,606)	(57,216)
Total Regulated Operation and Maintenance Expense	1,111,825	1,136,116

Less:
Regulated purchased water expense	119,692	110,450
Allocation of non-Operation and maintenance expense	37,975	35,034
Impact of West Virginia Freedom Industries Chemical Spill	10,302	0
Estimated impact of weather (mid-point of range)	(1,762)	(1,687)
Adjusted Regulated Operation and Maintenance Expenses (a)	$945,618	$992,319

Total Operating Revenues	$2,986,192	$2,848,036
Less:
Operating revenues - Market-Based Operations	334,647	297,255
Operating revenues - Other	(17,594)	(17,660)
Total Regulated operating revenues	2,669,139	2,568,441

Less:
Regulated purchased water expense*	119,692	110,450

Plus:
Impact of West Virginia Freedom Industries Chemical Spill	1,012	0
Estimated impact of weather (mid-point of range)	16,785	15,625
Adjusted Regulated operating revenues (b)	$2,567,244	$2,473,616

Adjusted Regulated Operations and Maintenance Efficiency Ratio (a)/(b)	36.8%	40.1%

*	Calculation assumes purchased water revenues approximate purchased water expenses.

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AMERICAN WATER REPORTS 2014 THIRD QUARTER RESULTS

 Adjusted income from continuing operations and income from continuing operations per diluted common share (A Non-GAAP, unaudited measure)

In thousands except per share data

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Income from continuing operations	$156,608	$149,909	$335,895	$309,723
Add:
After-tax impact of West Virginia Freedom Industries Chemical Spill	290	0	6,822	0
After-tax impact of weather (mid-point of range)	9,000	5,415	9,000	8,310
Adjusted income from continuing operations	$165,898	$155,324	$351,717	$318,033

Income from continuing operations per diluted common share (a)	$0.87	$0.84	$1.87	$1.73
Add:
After-tax impact of West Virginia Freedom Industries Chemical Spill	0.00	0.00	0.04	0.00
After-tax impact of weather (mid-point of range)	0.05	0.03	0.05	0.05
Adjusted income from continuing operations per diluted common share	$0.92	$0.87	$1.96	$1.78

(a)

Earnings per share amounts are computed independently for income from continuing operations, income (loss) from discontinued operations and net income. As a result, the sum of per-share amounts from continuing operations and discontinued operations may not equal the total per-share amount for net income.

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